                                                                    EXHIBIT 4.17

                              CERTIFICATE OF TRUST

                                       OF

                        KELLOGG COMPANY CAPITAL TRUST IV



         THIS Certificate of Trust of Kellogg Company Capital Trust IV (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, in order to form a Delaware Business Trust, pursuant to the requirements of the Business Trust Act of the State of Delaware (12 Del.
C. Section 1810 et seq.) (the "Act").

         1. Name. The name of the business trust is Kellogg Company Capital Trust IV.

         2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are as follows:

                  The Bank of New York (Delaware)
                  White Clay Center
                  Route 273
                  Newark, Delaware 19711

         3. Effective Date. This Certificate of Trust shall be effective as of the date of filing with the office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date written below.

Executed on this 22nd day of October, 2001.





                                     THE BANK OF NEW YORK (DELAWARE), AS TRUSTEE


                                     By:    /s/ William T. Lewis
                                     Name:  William T. Lewis
                                     Title: Senior Vice President